Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Dated December 29, 2011

Effective as of December 1, 2011

by and between

Hall Phoenix Energy, LLC, as Seller,

and

Lucas Energy, Inc., as Buyer

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made this 29th day of December, 2011, to be effective the 1st day of December, 2011, by and between Hall Phoenix Energy, LLC, a Texas limited liability company, having its principal address at 6801 Gaylord Parkway, Suite 100, Frisco, TX  75034 (“Seller”) and Lucas Energy, Inc., a Nevada corporation, having its principal address at 3555 Timmons Lane, Suite 1550, Houston, Texas  77027  and (“Buyer”).  Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A.           WHEREAS, Seller owns certain interests in and to the oil, gas and mineral leases and oil, gas and mineral leasehold estates described on Exhibit “A” attached hereto and made a part hereof for all purposes, together with related rights, interests and assets, which leases, rights, interests and assets are located in the Counties of Wilson, Leon and Madison, State of Texas;

B.           WHEREAS, Seller desires to sell, assign and convey all of its right, title and interest in and to the herein-described oil, gas and mineral leases, rights, interests and assets subject to the terms and conditions set forth herein; and

C.           WHEREAS, Buyer desires to purchase the entirety of Seller’s right, title and interest in and to the herein-described oil, gas and mineral leases, rights, interests and assets subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual promises contained herein, Buyer and Seller agree to the purchase and sale of the working interest in and to the herein-described oil, gas and mineral leases, rights, interests and assets described below, in accordance with the following terms and conditions:

AGREEMENT:

1. Purchase and Sale.

a. Property Being Sold.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase and accept, the Subject Property for the Purchase Price as hereinafter set forth.  Except as set forth in Section 1(b) below, the term “Subject Property” shall mean:

(i)
Leaseholds.  All of Seller’s right, title and interest in and to all oil and gas leaseholds and working interests, in and to the oil, gas and mineral leases which are described in Exhibit “A” attached hereto and made a part hereof for all purposes  (the “Leases”);

(ii)	Units. All of Seller’s right, title and interest in pooled, communitized or unitized acreage which includes all or any part of any Lease or includes any Well (the “Units”);

(iii)	Rights in Production. All of Seller’s right, title and interest in and to all reversionary interests, backin interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals relating to the Leases;

(iv)	Wells. All of Seller’s right, title and interest in and to producing, non-producing, shut-in oil and gas wells and any and all injection or disposal wells located on the Leases (the “Wells”);

v)
Contract Rights.  All of Seller’s right, title and interest (if any) in or derived from any unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, drilling units, spacing units, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, compression agreements, processing or treating agreements, seismic agreements, geophysical agreements, exploration agreements, area of mutual interest agreements and any other agreements that relate to any of the Leases or Wells to the extent such contracts are assignable (the “Contracts”);

vi)
Easements.  All of Seller’s right, title and interest (if any) in and to all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with the Leases and Wells (the “Easements”);

vii)
Permits.  All of Seller’s right, title and interest in and to all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals (if any) to the extent the same are used or obtained in connection with any of the Leases, Contracts, Easements or Wells (the “Permits”);

viii)
Equipment.  All of Seller’s right, title and interest in and to all personal property, fixtures, surface equipment, storage tanks, down-hole equipment, casing, tubing other tubulars, pumps, pumpjacks, compressors, metering facilities, pipelines, valves, drips, separators, dehydration equipment, treatment facilities, electrical equipment and any other devises used in connection with the Leases, Wells, Easements or Permits (the “Equipment”);

ix)
Hydrocarbons.  All oil, gas, casinghead gas, condensate, distillate,  liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom, together with all minerals produced in association with these substances (collectively, the “Hydrocarbons”) in and under and which may be produced and saved from, or attributable to, the Leases or Wells from and after the Effective Date attributable to Seller’s interest(s) therein, and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto attributable to Seller’s interest(s) therein;

x)	Oil in Storage. The Purchase Price shall include rights to all of Seller’s quantity of saleable oil in storage located in or on the Subject Property on the Effective Date; and

xi)
Data.  All papers and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of the Seller relating to the Subject Properties including, but not limited to, the following (if any):  land records, property title documents and records, division orders, operations and production-related records and reports, well information; provided, however, Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, (A) any proprietary or confidential financial accounting or tax accounting records of Seller; or (B) any files or records which are proprietary or confidential to Seller (the “Data”).

b.      Property Not Being Sold.  The term “Subject Property” or, as the context requires, “Subject Properties,” shall not include any and all accounts receivable and accounts payable relating to production and activities occurring on or relating to the Subject Properties for all periods prior to the Effective Date.

2. Purchase Consideration.  Buyer agrees to pay Seller in consideration for the acquisition of the Subject Property (the “Purchase Consideration”) an aggregate of 2,824 restricted shares of its to be designated Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”), which shall have such rights as set forth on the designation attached as Exhibit “E” hereto, including no voting rights, no liquidation rights and no redemption rights, but shall have conversion rights.  The conversion rights shall provide Seller the right to convert each Series B Convertible Preferred Stock share into 1,000 shares of the Buyer’s common stock, from time to time at the option of Seller, provided that no conversion will be allowed at any time that the number of shares to be issued to the Seller, together with any other shares of common stock beneficially owned by the Seller, would exceed 9.99% of the Buyer’s then outstanding common stock.  The Parties agree that the Series B Convertible Preferred Stock shall be valued at an aggregate of $6.354 million dollars (the “Purchase Price”).

a. In connection with the issuance of the Series B Convertible Preferred Stock of Buyer to Seller as provided above (such shares of Series B Convertible Preferred Stock, collectively with the shares of the Buyer’s common stock issuable upon conversion thereof, defined herein as the “Shares”), the Seller hereby represents, confirms, warrants and acknowledges the following to Buyer, which representations, warranties, confirmations and acknowledgements shall be automatically re-confirmed by Seller on the Closing Date:

i) Seller recognizes that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act” or the “1933 Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the 1933 Act or unless an exemption from registration is available.  Seller may not sell the Shares without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale.  The Buyer is under no obligation to register such Shares under the 1933 Act or under any state “Blue Sky” laws prior to or subsequent to their issuance;

ii) Seller acknowledges that it is an “accredited investor” as such term is defined under Rule 501(a) of Regulation D of the Act;

iii) Seller acknowledges that it has, in making Seller’s investment decision in connection with the Shares received, had an opportunity to review (A) the Buyer’s Annual Report on Form 10-K for the year ended March 31, 2011; and (B) the Buyer’s quarterly reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011, each as filed on the SEC’s EDGAR website, including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein; has read, reviewed, and relied solely on the documents described in (A) and (B) above (collectively referred to as the “Disclosure Documents”), and an independent investigation made by Seller and Seller’s representatives, if any; (C) has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Buyer and has had an opportunity to ask questions of and receive answers from the Buyer’s officers and directors and has no pending questions as of the date of this Agreement; and (D) is not relying on any oral representation of the Buyer or any other person, nor any written representation or assurance from the Buyer other than those contained in the Disclosure Documents or incorporated therein; in connection with such Seller’s acceptance of the Shares and investment decision in connection therewith.  The Seller acknowledges that due to Seller’s receipt of and review of the information described above, Seller received similar information as would be included in a Registration Statement filed under the Act;

iv) Seller has such knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

v) Seller recognizes that an investment in the Buyer is a speculative venture and that the total amount of consideration tendered in connection with the Shares is placed at the risk of the business and may be completely lost.  The ownership of the Shares as an investment involves special risks;

vi) Seller realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted unless Seller has liquid assets sufficient to insure that Seller can provide for current needs and possible personal contingencies;

vii) Seller confirms and represents that it is able (i) to bear the economic risk of the Shares, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of the Shares.  Seller also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in the Shares;

viii) All information which Seller has provided to the Buyer concerning Seller's financial position and knowledge of financial and business matters is correct and complete as of the date hereof;

ix) Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for it;

x) Seller has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to the Seller's knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

xi) Seller understands that the Shares are being offered to it in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to acquire the Shares. All information which Seller has provided to the Buyer concerning the undersigned's financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to acceptance of this Agreement by the Buyer, Seller will immediately provide the Buyer with such information;

xii) The Buyer is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by Seller, and Seller is solely responsible for determining the status, in its hands, of the Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

xiii) No federal or state agency has made any finding or determination as to the fairness of the Shares for investment or any recommendation or endorsement of the Shares.  The Shares have not been registered under the 1933 Act or the securities laws of any State and are being offered and sold in reliance on exemptions from the registration requirements of the 1933 Act and such state laws;

xiv) The Seller is acquiring the Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require its sale or distribution of the Shares.  No one other than the Seller has any beneficial interest in said securities.  The Seller is receiving the Shares for its account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof; and

xv) Seller understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

b. The issuance of the Series B Convertible Preferred Stock and the shares of the Buyer’s common stock issuable upon conversion thereof (the “Conversion Shares”) shall in all cases be subject to the approval of this Agreement and the transactions contemplated herein by the NYSE Amex and the listing of such Conversion Shares on the NYSE Amex.

3. Effective Date and Closing.  Seller’s conveyance of the Subject Property to Buyer shall be effective as of December 1, 2011, at 7:00 a.m. where the Subject Properties are located (the “Effective Date”), but title thereof shall be delivered at the “Closing,” which shall take place on or before December 29, 2011 (the “Closing Date”) unless extended by agreement of the Parties.

4. Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer with respect to Seller’s interests in the Subject Property as of the date hereof and as of the Closing, as follows:

a. Organization and Standing.  Seller is a limited liability company which is duly organized, validly existing and in good standing under the laws of Texas, its state of organization, and in such other jurisdictions necessary for the consummation of this Agreement.  Seller is duly qualified to carry on its business, and has all requisite power and authority to enter into this Agreement.

b. Valid Agreement.  Seller has the authority to enter into and perform this Agreement and to consummate the transaction contemplated by this Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Seller.  At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller.  The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller's obligations hereunder have been duly and validly authorized and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Seller or the Subject Property is a party, or by which Seller or the Subject Property is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Seller or Subject Property, or (iii) to the knowledge of Seller, any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Subject Property is subject.

c. Authorization.  This Agreement has been duly authorized, executed and delivered by Seller.  All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller.  This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

d. Brokers.  Seller has incurred no obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to this transaction for which Seller shall have any obligation or liability.

e.   Special Warranty Title.    Seller warrants its title to the Leases by, through and under Seller, but not otherwise.

f.  Liens.  On the Closing Date, Seller shall deliver the Subject Property free and clear of any and all liens, mortgages, deeds of trusts or other encumbrances created by, through or under Seller, other than any Permitted Encumbrances.

g.  Suits, Claims and Compliance.  No suit, action, claim or other proceeding is now pending or, to Seller's knowledge, threatened before any court, governmental agency against the Subject Property, and Seller shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing.  Seller has complied with, and Seller’s operations in and on the Subject Property, are and have been in compliance with all applicable laws, statutes, ordinances, rules and regulations.

h.  Access.  To the same extent Seller has such right, at all times prior to the Closing, Buyer and the employees and agents of Buyer shall have access to the Subject Property at Buyer's sole risk, cost and expense during normal business hours and subject to reasonable advanced notice to Seller and the operator of the Subject Property.

i.  Environmental Matters.  To Seller’s knowledge, Seller is not in violation of any Environmental Laws applicable to the Subject Properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Laws that would subject Seller, on or after the Effective Date, to costs, expenses, fines, penalties, fees or other liability in excess of ten thousand dollars ($10,000).  No notice or action alleging such violation is pending or, to Seller’s knowledge, threatened against the Subject Property.

j.  No Third Party Options.  There are no agreements, options, or commitments with, of or to any person to acquire the Subject Property that were created during Seller’s period of ownership.  To Seller’s knowledge, there are no agreements, options or commitments with, of or to any person to acquire the Subject Property that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

k.  Preferential Rights.  The Subject Properties are not subject to any preferential rights to purchase or rights of first refusal that were created during Seller’s period of ownership.  To Seller’s knowledge, the Subject Properties are not subject to any preferential rights to purchase or rights of first refusal that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

l.  Contracts.  Exhibit “C” sets forth each Contract relating to the Subject Properties which includes, but is not limited to, any and all Operating Agreements which relate to, or concern, the Subject Properties.  With respect to each Contract, to the knowledge of Seller, (i) such Contract is in full force and effect, (ii) there are no material violations or breaches thereof and (iii), there are no other Contracts relating to the Subject Property other than the Contracts identified on Exhibit “C” attached hereto and made a part hereof for all purposes.

m. Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE OTHER THAN SELLER’S SPECIAL WARRANTY OF TITLE TO THE LEASES.  SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT, THE LEASES SHALL BE CONVEYED PURSUANT HERETO WITH SPECIAL WARRANTY OF TITLE AS TO SELLER’S TITLE TO THE SUBJECT PROPERTIES, BUT WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS OR IMPLIED RELATING TO, OR CONCERNING, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE.  EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”).  BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS.  ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.   ANY PROVISION CONTAINED IN THIS SECTION 4. OR ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, SELLER SHALL WARRANT ITS TITLE TO THE SUBJECT PROPERTIES BY SPECIAL WARRANTY OF TITLE.

n.           Any representation “to Seller’s knowledge” is limited to matters within the actual conscious awareness of Don Braun, the President of Seller.

o.           Seller (and upon Closing, Buyer), confirms and acknowledges that (i) by virtue of its ownership interest in the Leases described in Exhibit “A”, it is entitled to receive a fractional decimal interest of not less than Seller’s interests shown on Exhibit “B” without reduction, increase, suspension, or termination throughout the productive life of each such Subject Property (the “Net Revenue Interest”), (ii) Seller is obligated to bear (and after Closing shall obligate Buyer to bear) a fractional decimal interest of not more than Seller’s interests shown on Exhibit “B” without reduction, increase, suspensions, or termination throughout the productive life of each such Subject Property, of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each Subject Property without increase throughout the productive life of each Subject Property (the “Working Interest”); and (iii) the Subject Properties are subject to no liens, encumbrances, obligations or defects except those that are Permitted Encumbrances (defined below).

p.           As used herein, the term “Permitted Encumbrances” shall mean:

i) Lessors’ royalties, overriding royalties, payments out of production, and other burdens affecting Seller’s Net Revenue Interest if the net cumulative effect of such burdens does not operate to (i) reduce the Net Revenue Interest of Seller in any Subject Property to less than the Net Revenue Interest for such property as set forth on Exhibit “B”, or (ii) increase the Working Interest of Seller in any such Subject Property to greater than the Working Interest therefore as set forth herein (unless Seller’s Net Revenue Interest therein is increased in the same proportion);

ii) Preferential rights to purchase, rights of first refusal and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties; or (ii) the appropriate time for asserting such rights has expired without an exercise of such rights;

iii) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

iv) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not interfere with or detract from the operations, value or use of the Subject Properties by Buyer;

v) The terms and conditions of all Leases and contracts, provided the same do not result in a decrease in the Net Revenue Interest or an increase of the Working Interest in any of the Subject Properties (unless Seller’s Net Revenue Interest therein is increased in the same proportion) or that do not interfere with or detract from the operations, value or use of the Subject Properties by Buyer;

vi) Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease;

vii) Liens for taxes or assessments not yet due or not yet delinquent, and mechanic's or materialmen's liens (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent;

viii) Liens, if any, to be released at Closing in a form acceptable to Buyer;

ix) Defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

x) Defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; and

xi) Conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

5. Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the date hereof and at the Closing, as follows:

a. Corporate Authority.  Buyer is a corporation organized and in good standing under the laws of the State of Nevada, is duly qualified and in good standing to carry on its business in the state where the Subject Property is located and has all the requisite power and authority to enter into and perform this Agreement, and in each other jurisdiction in which the failure to qualify would have a material adverse effect on its properties, prospects or financial condition, carry out the transactions contemplated under this Agreement, and to own and operate its properties and assets and to carry on its business as currently conducted.

b. Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Buyer.  All corporate actions on the part of Buyer, it officers and directors necessary for the authorization, execution and delivery of this Agreement and any agreement or document contemplated hereby and the performance of all obligations of Buyer hereunder and thereunder have been taken or will be taken prior to Closing.  At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer.  The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer's obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

c. Valid Issuance of Preferred and Common Stock.  The Series B Convertible Preferred Stock that is being issued pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  The Buyer’s shares of common stock (the “Common Stock”) issuable upon conversion of the Series B Convertible Preferred Stock have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations of the Series B Convertible Preferred Stock, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

d. Capitalization.   The authorized capital of Buyer consists, or will consist immediately prior to the Closing, of:

(i)  Preferred Stock.  10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 2,000 shares have been designated Series A Preferred Stock and of which 2,000 shares are issued and outstanding, and 3,000 shares have been designated as Series B Convertible Preferred Stock, of which no shares are issued and outstanding.

(ii)  Common Stock.  100,000,000 shares of common stock, par value $0.001, of which 19,556,610 shares are issued and outstanding.

e. Public Filings.  The Disclosure Documents do not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein not misleading.  Since September 30, 2011, the Buyer has filed all reports which it would be required to file on Form 8-K with the Securities and Exchange Commission and, except as may be reported in such Form 8-Ks, has not experienced a material adverse change in its business or prospects.

f. Governmental Approvals.  Buyer shall obtain all required local, state, federal governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s obligations and responsibilities attributable to the Subject Property.  No consent, approval, qualification or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of Buyer in connection with Buyer’s valid execution, delivery or performance of this Agreement, the offer, sale or issuance of the Series B Convertible Preferred Stock by the Buyer or the issuance of Common Stock upon conversion of the Series B Convertible Preferred Stock, except (i) the filing of the Certificate of Designations with the Nevada Secretary of State, and (ii) such filings and approvals as have been made prior to Closing (including, but not limited to NYSE Amex approval of the additional listing of the Conversion Shares), except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended, or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

g. Independent Evaluation.  Buyer is experienced and knowledgeable in the oil and gas business.  Buyer has been advised by and has relied solely on its own expertise and legal, tax, accounting, marketing, land, engineering, environmental and other professional counsel concerning this transaction, the Subject Property and value thereof.

h. Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability.

i. Permits.  Buyer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Buyer.  The Buyer is not in default in any material respect under any of such franchises, permits, licenses or similar authority.

j. Offering.  Subject in part to the truth and accuracy of the representations of Seller in Section 2(a), the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Exchange Act of 1933, as amended, and neither the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

6. [Intentionally Removed.]

7. [Intentionally Removed.]

8. Covenants.

a. Seller’s Negative Covenants.  Until Closing, Seller shall not do any of the following with regard to the Subject Property without first obtaining the prior, written consent of Buyer:

i) Release all or any portion of a Lease, Contract or Easement; provided, however, that a Lease may expire by its own terms, with no obligation on Seller to renew or extend the Lease;

ii) Create a lien, security interest or other encumbrance on the Subject Property other than a Permitted Encumbrance;

iii) Amend a Lease, Contract or Easement or enter into any new contracts which affect the Subject Property; or

iv) Waive, compromise or settle any claim that would materially affect ownership, operation or value of any of the Subject Property.

b. Maintain Leases in Effect. Seller will use its commercially reasonable efforts in the ordinary course of business to take all action necessary to maintain the Leases in force and effect until the Closing; provided, however, (i) Seller is not the operator of the Leases and has minimal ability to cause any action to occur which would affect the Leases, and (ii) that Seller shall not be required to make capital expenditures to keep the Leases in effect until Closing.

9. Closing Conditions

a. Seller's Closing Conditions.  The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i) Representations, Warranties and Covenants.  The (A) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and (B) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii) Payment of Purchase Consideration.  Buyer shall have delivered to Seller the Purchase Consideration in accordance with Section 2.

iii) No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any affiliate) shall be pending or threatened against Buyer before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

b. Buyer's Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i) Representations, Warranties and Covenants.  The (A) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and (B) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii) Conveyance.  Seller shall have executed and delivered the Assignment and Bill of Sale, the form of which is attached as Exhibit “D”, prior to or on the Closing Date.

iii) No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened against Seller or the Subject Property before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

iv) Casualty or Condemnation.  Buyer shall not have elected to terminate this Agreement pursuant to Section 12.

v) No Material Adverse Change.  From the date of this Agreement to the Closing Date, there shall not have been any material adverse change of the Subject Property equal to five percent (5%) of the value, when taken as a whole.

c. Right to Terminate.  Seller shall have the right to terminate this Agreement, without liability to Buyer, if the conditions to Closing set forth in Section 9(a) are not satisfied.  Likewise, Buyer shall have the right to terminate this Agreement, without liability to Seller, if the conditions to Closing set forth in Section 9(b) are not satisfied.

10.        Closing.  The Closing shall be held at the offices of Buyer or such other place or method as the Parties shall mutually agree.

a. Execution and Delivery of Documents and Instruments.  The Parties shall execute, acknowledge and deliver the following:

i) Seller shall execute and deliver to Buyer the Assignment, Conveyance and Bill of Sale in the form attached hereto as Exhibit “D” that shall expressly contain a special warranty of title to be given by Seller (the “Assignment”); and

ii)           Seller shall execute and deliver to Buyer letters-in-lieu of transfer orders, and other instruments reflecting Seller’s conveyance of title to the Subject Property and the production therefrom to Buyer.

b. Delivery of Data.  Seller shall deliver the Data (as defined above) to Buyer at Closing or within a reasonable time thereafter, due consideration being given for the time to copy and deliver such Data.  To the extent transferable, the Seller shall transfer possession of all Data (as located by Seller) to the Buyer on the Closing Date.

c. Delivery of Possession.  Seller shall deliver exclusive possession of the Subject Property to Buyer.

d. Recording.  Buyer shall record and file the Assignment and other instruments at its cost.  Any sales, use or transfer tax relative to such recording shall be the responsibility of Seller.

11. Post-Closing Covenants.

a. Costs and Revenues After Effective Date.  Except as otherwise provided herein, Seller shall be responsible for the payment of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property prior to the Effective Date and not yet paid or satisfied.  Except as otherwise provided herein, Buyer shall be responsible for payment of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property after the Effective Date to the Closing Date.  Such costs, liabilities and expenses shall include any necessary and reasonable expenses incurred by Seller in the operation, protection or maintenance of the Subject Property.  All Hydrocarbons produced from the Subject Property prior to the Effective Date, and all proceeds from the sale thereof shall be the property of Seller.  All oil stock balances held in the tanks as of the Effective Date and all Hydrocarbons produced after the Effective Date shall be the property of Buyer.  Seller shall remit production proceeds, if any, received by Seller from the sale of Hydrocarbons belonging to Buyer, less expenses which Buyer is responsible for paying pursuant to this section, to Buyer promptly upon receipt.

b. Responsibility for Losses.  Notwithstanding anything to the contrary in Section 11(a), (b) or (c), in no event shall Seller be responsible for paying any Losses for which Buyer is obligated to indemnify Seller under Section 11(e) and in no event shall any reduction be made to the Purchase Price for any Losses for which Buyer is obligated to indemnify Seller under Section 11(e).

c. Additional Payments Received.  After the Closing Date, each Party covenants and agrees that it will hold and promptly transfer and deliver to the rightful Party, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its reasonable efforts not to convert such checks into cash), or other property that it may receive which properly belongs to the other Party, and will account to the other Party for all such receipts.

d. Assumption of Obligations.  The Buyer understands and agrees that the Subject Property is subject to all existing Contracts relating to the Subject Property.  Except as otherwise provided herein, the Buyer shall assume and be responsible for any obligations arising from ownership and operation of the Subject Properties on and after the Effective Date; except as otherwise provided herein, the Seller shall retain and be responsible for any obligations arising from ownership or operation of the Subject Properties prior to the Effective Date.  From and after the Effective Date, Buyer assumes, will be bound by, and agrees to perform all express and implied covenants and obligations of Seller relating to the Subject Property, whether arising under (i) the Leases, prior assignments of the Leases, the Contracts, the Easements, the Permits or any other contractually-binding arrangements to which the Subject Property (or any component thereof) may be subject and which will be binding on Buyer and/or the Subject Property (or any component thereof) after the Closing or (ii) any applicable laws, ordinances, rules and regulations of any governmental or quasi-governmental authority having jurisdiction over the Subject Property.  Buyer also assumes Seller’s proportionate share of the expenses and costs of plugging and abandoning the Wells and restoration of operation sites, all in accordance with the applicable laws, regulations and contractual provisions.  Buyer shall assume the risk of any change in the condition of the Subject Property from the Effective Date to the Closing.

e. Indemnification.

(i)          Indemnification by Buyer.  Buyer shall defend, indemnify and save Seller and, as applicable, its directors, officers, partners, members, employees and agents harmless from and against any and all claims, liabilities, damages, losses, assessments, costs and expenses, including reasonable attorneys’ fees and expenses and costs of suit (collectively, “Losses”) arising out of (A) the breach of any representation or warranty contained in Section 5 hereof, (B) the breach of any covenant contained in this Agreement, or (C) the ownership or operation of the Subject Property after the Effective Date including, without limitation, the adequate and timely payment of royalties, overriding royalties and other burdens measured by production, payment of taxes and noncompliance with any Environmental Laws, or (D) any matter which could constitute or relate to an Environmental Defect (regardless of cost, on an individual or any other basis, to remediate) whether the claim is for Losses suffered by Buyer or regardless of whether the same accrued or otherwise arose before or after the Closing.

(ii)           Indemnification by Seller.  Seller shall defend, indemnify and save Buyer and, as applicable, its directors, officers, employees and agents, harmless from and against any and all Losses arising out of (A) the failure by Seller to pay any expenses relating to the Subject Property which relate to periods prior to the Effective Date, (B) the failure by Seller to pay any taxes relating to the Subject Property or production therefrom which relate in any way to periods prior to the Effective Date and (C) the adequate and timely payment of royalties, overriding royalties and other burdens measured by production relating to periods prior to the Effective Date; provided, however, that the obligation to indemnify Buyer under subpart (C) hereof shall terminate twelve (12) months following the Closing Date.

(iii)           THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION 11(e) SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM (A) THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR (B) ANY ACTION THAT SUBJECTS THE INDEMNIFIED PARTY TO CLAIMS PREMISED IN WHOLE OR IN PART IN STRICT LIABILITY.

(iv)          Definition of Environmental Defect.  As used herein, an “Environmental Defect” shall mean a condition affecting a Subject Property that is a violation of Environmental Law and which would cost, on an individual defect basis, in excess of ten thousand dollars ($10,000) to remediate.

(v)         Definition of Environmental Laws.  As used herein, the term “Environmental Laws” shall mean any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, and wildlife in effect in any and all jurisdictions in which the Subject Property is located, including without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Oil Pollution Act of 1990 (“OPA90”), as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended (“OSHA”), the Hazardous Materials Transportation Act, as amended, and the statutes and regulations of the Texas Railroad Commission.

12. [Intentionally Removed.]

13.           Shareholder Ratification.  Any provision contained in this Agreement to the contrary notwithstanding, should the approval by ratification of the shareholders of either or both of Buyer or Seller be applicable to the transaction contemplated hereby, the Closing described in Section 3 hereof shall be deferred until any such ratification shall have occurred.

14.           General Provisions.

a. Further Assurances.  Seller agrees to execute any documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto.  Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document.

b. Entire Agreement.  This Agreement together with the Exhibits attached hereto, shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

c. Confidentiality.  If the Closing does not occur, Buyer will keep all the information furnished by Seller to Buyer hereunder, or in contemplation hereof, strictly confidential including without limit the Purchase Price and other terms of this Agreement, and will not use any of such information to Buyer's advantage or in competition with Seller, except to the extent such information (i) was already in the public domain, not as a result of disclosure by Buyer, (ii) was already known to Buyer, (iii) is developed by Buyer independently from the information supplied by Seller, or (iv) is furnished to Buyer by a third party independently of Buyer's investigation pursuant to the transaction contemplated by this agreement.

d. Assumption of Plugging and Abandoning Existing Wells.  Buyer understands that there are numerous wells located on the Leases, and that governmental authorities, lessors, and the operator(s) of the Leases, may demand/require that various of those wells be plugged and abandoned, and that the wellsites for such wells be cleared, cleaned up and returned to as near such wellsites’ surface condition as is reasonably practicable.  Buyer agrees that it is purchasing the Subject Property with knowledge of the above-described plugging, abandonment and surface restoration obligations.

e. Notices.  All communications required or permitted under this Agreement shall be in writing and may be sent by e-mail and/or facsimile.  Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three (3) days after such mailing.  Faxes and e-mails will be deemed to be received when reflected in the fax confirmation sheet or by e-mail confirmation obtained by the sender.  Either Party may, by written notice to the other, change the address for mailing such notices.

Notices to Seller:                  Hall Phoenix Energy, LLC
6801 Gaylord Parkway, Suite #100
Frisco, Texas  75034
Attn:  Mr. Don Braun
Fax No.  (___) ___-____
E-Mail: ___________________________

Notices to Buyer:                 Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, Texas  77027
Attn:  Mr. William A. Sawyer
Fax No.  (713) 337-1510
E-Mail:  wsawyer@lucasenergy.com

f. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns; provided, no assignment or delegation by either Party shall be made without the express consent of the other Party and if such consent is granted, no assignment or delegation shall relieve such Party of any of its obligations hereunder.

g. Law Applicable.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, and for the purposes of any disputes between the Parties and enforcement of the terms and provisions hereof, the jurisdiction and venue shall be in a competent court of the State of Texas or Federal District Court in the State of Texas.

h. Incorporation of Exhibits.  All exhibits and schedules referred to herein are attached hereto and are made a part hereof by this reference.

i. Expiration of Representations and Warranties.  None of the representations and warranties contained in Sections 4 and 5 or the covenants in Section 8 shall survive Closing, provided, however, that the representations and warranties contained in Sections 4(a), (b), (c), (d), (e), and (o); and 5(a), (b), (c), (d) and (e) shall survive the Closing for a period of two (2) years.  Except as provided above and for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement (including, but not limited to those set forth in Section 2(a)) shall survive the Closing without contractual limitation.

j. Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

k. Attorneys’ Fees.  The prevailing Party in any dispute hereunder shall be entitled to recover its reasonable attorneys’ fees and costs.

l. Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

m. Amendment and Waiver.  This Agreement may be altered, amended or waived only by a written agreement executed by the Party to be charged.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

n. Announcements.  Buyer may, at its sole discretion, publicly disclose the execution of this Agreement and the transactions contemplated hereby.  If Seller is required by law to make an announcement concerning this Agreement, the Buyer shall be provided the opportunity to review and comment upon such announcement prior to the release of such announcement.

o. Third-Party Beneficiaries.  Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

p. Severance.  If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

q. Counterparts.  This Agreement may be signed in any number of counterparts and each such counterpart shall be considered any original and an enforceable agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

SELLER	BUYER

HALL PHOENIX ENERGY, LLC	LUCAS ENERGY, INC.
By: /s/ Don Braun	By: /s/ William A. Sawyer
Name: Don Braun	Name: William A. Sawyer
Title: President	Title: President & CEO
Date: December 29, 2011	Date: December 29, 2011

LIST OF EXHIBITS

Exhibit                 Description

“A”                      Leases

“B”                      Working Interests and Net Revenue Interests

“C”                      Contracts

“D”                      Form of Assignment, Conveyance and Bill of Sale

“E”                      Series B Convertible Preferred Stock Designation